Ex-99.3 a)

INDYMAC BANK





                              Officer's Certificate

The following shall certify, to the best of my knowledge, that (1) a review of the activities of the Master Servicer during the preceding fiscal year and of performance under this Agreement have been made under the supervision of an officer of IndyMac Bank, Inc., and that (2) IndyMac Bank, Inc acting as Master Servicer, has fulfilled all of its obligations under this Agreement for such year.

                                          By:      /s/ Robert M. Abramian
                                                   --------------------------
                                                   Robert M. Abramian
                                                   Vice President
                                                   Investor Services
                                                   Asset Management Group
                                                   IndyMac Bank



Prepared for:     Wells Fargo Bank (aka Norwest Bank of Minnesota, N.A.)
Date:    March 31, 2003
Ref :    Pooling and Servicing Agreement dated as of April l, 1999 executed by
Securitized Asset Mortgage Investment, Inc., as Seller, Cendant Mortgage Corporation and IndyMac, Inc., as Master Servicer, and Norwest Bank of Minnesota, National Association, as Trustee.


Ex-99.3 b)

         C E N D A N T
             MORTGAGE


January 28, 2003


Wells Fargo Bank
Corporate Trust Services
7485 New HorizonWay
Frederick, MD 21703

Attn: Sabrenia Masser

RE: Officer's Certificate - Annual Statement of Complaince/Foreclosure and Abandonment IRS Filings

         SAMI 1998-12; 1999-2; 1998-9

Dear Master Servicer:

The undersigned officer certifies the following for Cendant Mortgage Corp. for the 2002 calendar year. To the best of our knowledge:

1. The activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Wells Fargo.

2. The Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

3. The Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

4. All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;

5. All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgage Property, have been paid, or if any such costs or expenses have been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Wells Fargo;

6. All Custodial Accounts have been reconciled and are properly funded; and

7. All annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified by:



-------------------------------
Officer - Marc J. Hinkle


Vice President - Loan Servicing
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Title

1/28/2003
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Date